Exhibit 10.1

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (“AGREEMENT”) is made by and between the University of Louisiana Lafayette, organized under the Laws of the State of Louisiana, having an address of 104 University Circle, Lafayette, LA 70503 (“LICENSOR”), herein represented by Dr. E. Joseph Savoie, its duly authorized President; and Ammo Technologies, Inc., an Arizona corporation, whose mailing address is 6401 E. Thomas Road, Suite 106, Scottsdale, AZ 85251 (“LICENSEE”), represented herein by Fred W. Wagenhals, its duly authorized President. This AGREEMENT is dated as 16th day of November, 2017 and to be effective starting on January 1, 2018 (“EFFECTIVE DATE”).

RECITALS

WHEREAS, LICENSOR is the owner of intellectual property referred to as HYRID LUMINESCENCE AMMUNITION TECHNOLOGY invented and/or developed, in whole or in part, by Dr. William A. Holler man, Brady Broussard, and Noah Bergeron during the course of research funded in whole or in part by the State of Louisiana;

WHEREAS, LICENSOR wishes to partner with another party to commercialize the referenced invention;

WHEREAS, LICENSEE is interested in obtaining an exclusive license to develop and commercialize HYBRID LUMINESCENCE AMMUNITION TECHNOLOGY;

WHEREAS the arrangement contemplated by this AGREEMENT is of mutual interest to LICENSEE and LICENSOR and furthers the objectives of LICENSOR;

WHEREAS the Exclusive License was previously entered into with Hallam, Inc., a Texas corporation, as Original Licensee dated May 21,2009;

WHEREAS, the Exclusive License was assigned to LICENSEE pursuant to the Assignment and First Amendment to Exclusive License Agreement effective as of the Closing (August 22, 2017) when Hallam, Inc. merged into Ammo Technologies, Inc. pursuant to a Forward Triangular Merger; and

WHEREAS, LICENSOR and LICENSEE now desire to completely amend and restate the Exclusive License.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1 “AFFILIATE” shall mean any person, directly or indirectly, controlling, controlled by or under direct or indirect common control with LICENSEE whether such control exists on or becomes effective subsequent to the EFFECTIVE DATE, and whether such control is partial or complete. For the purpose of this definition, the term “control” shall mean the power and authority, whether or not exercised, to direct, cause the direction of, or influence the management and policies of another person, whether through ownership of voting securities, by contract, or otherwise.

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1.2 “CONFIDENTIAL INFORMATION” shall mean any and all technical information of LICENSOR AND LICENSEE made available and disclosed by it, directly or indirectly, to the other party pursuant to the provisions of this Agreement and which is related to the HYBRID LUMINESCENCE AMMUNITION TECHNOLOGY, except:

(a) technical information which at the time of disclosure is in the public domain,

(b) technical information which after disclosure is published or otherwise becomes part of the public domain through no fault of the recipient (but only after it is published or otherwise becomes part of the public domain),

(c) technical information which the recipient can show was in its possession at the time of disclosure and was not acquired, directly or indirectly, from the other party hereto under this AGREEMENT or was not acquired from a third party under obligation of confidence to one of the parties hereto, or

(d) technical information which is received by the recipient after the time of disclosure hereunder from a third party who did not require the recipient to hold such information in confidence and did not acquire such information, directly or indirectly, from the disclosing party under an obligation of confidence, or from a party who obtains such technical information by fraudulent or illegal means.

For the purposes of this Paragraph 1.2, specific technical information disclosed by one party to the other pursuant to the provisions of this AGREEMENT shall not be deemed, as to the recipient, to be within any of the above exceptions merely because it is embraced by more general information within one of the said exceptions.

The parties agree to maintain CONFIDENTIAL INFORMATION in confidence and to use the same degree of care and procedures which each uses to protect and safeguard its own confidential information of like kind and character to prevent disclosure thereof to others. The obligations of confidentiality imposed shall survive the termination of this AGREEMENT and shall remain in effect for five (5) years thereafter or the life of the PATENT, whichever is longer.

1.3 “DERIVATIVES” shall mean any and all inventions, improved inventions, or modifications of the invention, HYBRID LUMINESCENCE AMMUNITION TECHNOLOGY, developed by LICENSOR or LICENSEE during the term of the AGREEMENT. Those inventions, improved inventions, and technology, developed by LICENSEE that exhibit substantially different functionality than LICENSED TECHNOLOGY shall not be considered DERIVATIVES for the purposes of the AGREEMENT. Any process to apply the LICENSED TECHNOLOGY to ammunition is not considered DERVIATIVES.

1.4 “DOCUMENTATION” shall mean and include, without limitation, all manuals, guides, diagrams, schematics, and other related written materials pertaining to the LICENSED TECHNOLOGY and/or DERIVATIVES, if any, which may be available and furnished by LICENSOR to LICENSEE.

1.5 “INTELLECTUAL PROPERTY” shall mean all inventions, technology and their derivatives whether or not patentable, copyrightable or considered trade secrets embodied in the LICENSED TECHNOLOGY, including any intellectual property rights related to the LICENSED TECHNOLOGY and conceived and/or reduced to practice during the term of this AGREEMENT by LICENSOR or LICENSEE and/or any affiliates thereof all of whom owe a duty to assign to LICENSOR any and all inventions, software and/or technology created during the term of this AGREEMENT.

1.6 “LICENSED TECHNOLOGY” shall mean HYBRID LUMINESCENCE AMMUNITION TECHNOLOGY as represented in U.S. Patent application 11/499,535 filed August 4, 2006, U.S. Patent Continuation in Part application 12/260,583, filed October 29, 2008, and granted as Patent US 8402896 BI with a publication date of March 26, 2013 (the “PATENT”) and all DERVATIVES thereof, and related additional information or materials. The term LICENSED TECHNOLOGY shall include any and all tradenames, trademarks, service marks, or logos of LICENSOR associated with the LICENSED TECHNOLOGY as of the date of signing.

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1.7 “LICENSED TERRITORY” shall mean worldwide.

1.8 “NET SALES” shall mean;

In the case of manufacture and sale of materials by LICENSEE or an AFFILIATE employing the LICENSED TECHNOLOGY or by any SUBLICENSEE:

One cent (1ȼ) for each and every projectile and/or bullet sold by LICENSEE or SUBLICENSEE utilizing the LICENSED TECHNOLOGY.

1.9 “ROYALTY” or “ROYALTIES” shall mean the monetary sums to be paid to LICENSOR by LICENSEE for use by LICENSEE and/or SUBLICENSEE of the LICENSED TECHNOLOGY and DERIVATIVES as provided in Article 4.

1.10 “SUBLICENSEE” shall mean any person, party, or business entity to which LICENSEE grants a license to develop, commercialize, and/or manufacture the LICENSED TECHNOLOGY, and wherein said term SUBLICENSEE shall also include any and all licenses granted by a SUBLICENSEE to another party.

1.11 “HYBRID LUNINESCENCE AMMUNITION TECHNOLOGY” shall mean LICENSOR’S information relating to tracer ammunition which uses luminescent materials and the methods of making said ammunition, and including the information disclosed in the PATENT, continuations, continuations-in-part, divisions, reissues, and foreign counterparts thereof.

ARTICLE 2. TERM AND RENEWAL

2.1 The initial term of this AGREEMENT shall begin on the EFFECTIVE DATE of this AGREEMENT and shall end four (4) years from the EFFECTIVE DATE unless otherwise terminated pursuant to ARTICLE 8 of this AGREEMENT.

2.2 LICENSOR agrees that LICENSEE may thereafter renew this AGREEMENT for successive periods of four (4) years beyond the then current period provided LICENSEE is in compliance with the terms of this Agreement and upon payment of the minimum Royalties due to LICENSOR for the then-current period.

ARTICLE 3. LICENSE

3.1 LICENSOR hereby grants to LICENSEE an exclusive license to make, use, and sell, or otherwise exploit, including the grant of sub licenses to third parties for commercial purposes, the LICENSED TECHNOLOGY, DERIVATIVES, INTELLECTUAL PROPERTY, and DOCUMENTATION within the LICENSED TERRITORY as provided for in this AGREEMENT. This grant of the license is subject to rights retained by LICENSOR to:

3.1.1 Publish the general scientific findings from research related to the LICENSED TECHNOLOGY and DERIVATIVES subject to the terms of Article 6;

3.1.2 Use LICENSED TECHNOLOGY and DERIVATIVES for research, teaching, and other educationally-related purposes.

3.2 The license granted through this AGREEMENT is exclusive in the LICENSED TERRITORY for the term of this AGREEMENT.

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3.3 LICENSEE may extend the license granted herein to any AFFILIATE on the condition that the AFFILIATE is bound by this AGREEMENT to the same extent as is LICENSEE, which extension shall be agreed to in writing by AFFILIATE. The granting of sublicenses by LICENSEE or by any SUBLICENSEE shall require fifteen (15) day notification to LICENSOR. Should LICENSOR provide any comments relative to the granting of said sublicenses, LICENSEE shall reasonably consider said comments by LICENSOR. If no comment is made by LICENSOR within the fifteen (15) day notification period, LICENSEE may assume that LICENSOR has no objection to the granting of said sublicense.

3.4 LICENSOR shall retain ownership of the LICENSED TECHNOLOGY, DERIVATIVES, TRADENAMES developed by it, DOCUMENTATION of LICENSOR and any patents, copyrights, technology, and tangible research materials and other INTELLECTUAL PROPERTY related thereto as of the date of signing without regard to whether DERIVATIVES or INTELLECTUAL PROPERTY created during the term of this AGREEMENT were developed by LICENSOR or LICENSEE and/or LICENSEE’S AFFILIATES. LICENSEE will own any trademarks developed by it.

3.5 LICENSEE acknowledges that LICENSOR is the owner of all of the INTELLECTUAL PROPERTY associated with the LICENSED TECHNOLOGY and its DERIVATIVES. LICENSEE hereby agrees that it will not do or cause to be done any act or thing contesting or interfering with such ownership.

3.6 LICENSEE shall disclose all derivatives of the LICENSED TECHNOLOGY and its DERIVATIVES which LICENSEE and/or its AFFLIATES may develop during the term of this AGREEMENT. LICENSEE shall also be obligated to disclose to LICENSOR all derivatives of the LICENSED TECHNOLOGY and DERIVATIVES that LICENSEE may develop that relate to any other potential uses of the LICENSED TECHNOLOGY and its DERIVATIVES. LICENSOR agrees that all disclosures of LICENSEE made to LICENSOR hereunder shall be deemed confidential.

3.7 LICENSEE shall cooperate fully in any efforts made by LICENSOR to obtain and perfect LICENSOR’S interest in the INTELLECTUAL PROPERTY, such cooperation including, but not limited to, LICENSEE and its AFFILIATES’ review and execution of patent applications, copyright registrations, trademark registrations, assignments, and any other related documents. LICENSEE also agrees to cooperate fully in any litigation involving the INTELLECTUAL PROPERTY. LICENSEE’S duty to cooperate in obtaining protection for, and in any litigation concerning, the LICENSED TECHNOLOGY, DERIVATIVES, and INTELLECTUAL PROPERTY related thereto shall continue beyond the term of this AGREEMENT. In performing its obligations pursuant to this section 3.7, LICENSEE agrees to bear TWO THOUSAND AND NO/lOO ($2,000.00) DOLLARS of the cost of same subject to the limitations set forth in section 5.2 hereof once a defendable patent related to LICENSED TECHNOLOGY AND THIS AGREEMENT has been issued.

3.8 LICENSEE shall provide to LICENSOR monthly backups of all data related to this AGREEMENT and/or LICENSED TECHNOLOGY, as indicated in Section 4.4. To the extent that compliance with this section 3.8 is determined to be a violation of any duty to protect the privacy of such information, LICENSEE shall not be required to comply; but rather, will archive said information and in the event of a Termination of this Agreement, cooperate in securing the consent of the appropriate parties for release of the information to LICENSOR.

ARTICLE 4. CONSIDERATION: ROYALTY COMPUTATION, PAYMENT AND REPORTING

4.1 LICENSEE shall pay to LICENSORS a nonrefundable license issue fee of SIX THOUSAND AND NO/l00 ($6,000.00) DOLLARS, payable within 5 days of the execution of this AGREEMENT. This fee is creditable toward royalties or minimums due to LICENSOR from LICENSEE up to the EFFECTIVE DATE.

4.2 During the term of this AGREEMENT, LICENSEE or SUBLICENSEE shall pay to LICENSOR, in accordance with Section 4.5, a ROYALTY on quarterly NET SALES, as defined in Section 1.8, calculated on a quarter calendar year basis, of One Cent (1ȼ) per projectile and/or bullet as ROYALTY on NET SALES.

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4.3 If the minimum ROYALTIES, as listed in this section, for current calendar year have not been met, commencing January 1, 2018 and on each calendar year thereafter, LICENSEE guarantees that it will pay to LICENSOR within 30 days of the end of each designated period set forth below, the minimum ROYALTIES, prescribed herein, during the term of this AGREEMENT. No credit for amounts paid in excess of minimum ROYALTIES will be carried forward.

4.3.1 $20,000 per calendar year commencing for the calendar year January 1, 2018, with the first payment due on January 30, 2019 (for the period ending December 31, 2018) less ROYALTIES on Net Sales.

4.4 LICENSEE will provide quarterly written royalty reports (“Royalty Reports”) to LICENSOR, accompanied by payment for ROYALTIES due within thirty (30) days after the last day of March, June, September, and December of each calendar year during the term of the AGREEMENT. Royalty Reports shall include at least the following information, receipts, and/or other documentation as it relates to LICENSED TECHNOLOGY covered by this AGREEMENT:

1. Gross Sales;

2. Net Sales.

Royalty Reports shall be certified as accurate by a duly authorized representative of LICENSEE and shall separately state for the preceding quarterly period the following information: the type and quantity of royalty bearing transactions and the total ROYALTY payable. Royalty Reports shall be furnished to LICENSOR regardless of whether any ROYALTY bearing transactions were completed during the reporting period or whether any ROYALTY is actually owed. The receipt or acceptance by LICENSOR of Royalty Reports or ROYALTY payments shall not prevent LICENSOR from subsequently challenging the validity or accuracy of Royalty Reports or the accompanying ROYALTY payments.

4.5 LICENSEE shall make all payments required under this AGREEMENT in United States dollars by check(s) representing current and available funds written against LICENSEE’S account in a federally insured United States bank. Payment should be made payable to the University of Louisiana at Lafayette referencing HYBRID LUMINESCENCE AMMUNITION TECHNOLOGY and sent to:

Dr. E. Joseph Savoie

Office of the President

University of Louisiana at Lafayette

104 University Circle

Lafayette, LA 70503

4.6 “Final” Royalty Reports and ROYALTY payments shall be made within thirty (30) days after the expiration or termination of this AGREEMENT with respect to all ROYALTY bearing transactions completed by LICENSEE but not previously reported and/or paid.

4.7 Any ROYALTY payment not made by LICENSEE to LICENSOR when first due shall thereafter additionally bear interest payable at a ten (10%) per cent per annum rate until such payments and interest thereon are paid in full.

4.8 LICENSEE will make and retain, and as necessary, and cause its AFFILIATE(s) to make and retain, for at least seven (7) years following the submission of a Royalty Report to LICENSOR hereunder, true and accurate records, files, and books of account containing all data reasonably required for the full computation and verification of the amounts to be paid under this AGREEMENT and set forth in said Royalty Report.

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4.9 Upon thirty (30) days advance notice by LICENSOR, and at any reasonable time during normal business hours, but no more frequently than once during each consecutive twelve-month period beginning with the EFFECTIVE DATE of the AGREEMENT, LICENSEE will permit, and will cause its AFFILIATE(S) to permit, the reasonable inspection of the aforementioned records, files, and books of account by LICENSOR through a duly authorized representative mutually accepted by both parties, or a representative of the Office of the State Legislative Auditor as required by law, for the sole purpose of verifying the information set forth in the Royalty Reports. In the event that such inspection reveals an overpayment by LICENSEE of the actual amount owed to LICENSOR, such overpayment with interest thereon calculated at a per annum rate equal to the applicable, allowable legal interest rate will be credited against future ROYALTIES due LICENSOR by LICENSEE. If however, such inspection reveals an underpayment by LICENSEE of the actual amount owed to LICENSOR, LICENSEE will, within thirty (30) days of such determination, pay LICENSOR such underpayment in full together with interest thereon calculated monthly at a per annum rate equal to the applicable, allowable legal interest rate.

4.10 The cost of the inspection of LICENSEE’S records, files, and books of account prescribed in paragraph 4.9 above shall be borne by LICENSOR; provided, however, that in the event such inspection reveals an underpayment of ROYALTIES due by LICENSEE to LICENSOR of ten percent (10%) or more of ROYALTIES due, then LICENSEE shall pay for the inspection.

4.11 All taxes resulting by operation of this AGREEMENT shall be borne by the party obligated to pay them under applicable law. Each party shall be responsible for its payment of taxes as required by law.

ARTICLE 5. FUTURE PATENTS AND FUTURE PATENT EXPENSES

5.1 LICENSOR will control the prosecution of its own patents, copyrights, and trademarks developed by it and pursued after the EFFECTIVE DATE of this Agreement and will own all patents, copyrights, and trademarks developed by it included in LICENSED TECHNOLOGY.

5.2 LICENSEE shall reimburse LICENSOR for all reasonable patent expenses, incurred after the latter of the EFFECTIVE DATE of the, or after a defendable patent related to the LICENSED TECHNOLOGY has been issued. LICENSOR will invoice LICENSEE for those expenses and LICENSEE shall pay LICENSOR the invoiced amount within 30 days of receipt of said invoice. The total patent expenses for which LICENSEE shall be responsible during the term of the AGREEMENT shall not exceed $2,000.00 in any one calendar year during the term of this AGREEMENT.

ARTICLE 6. CONFIDENTIALITY, PUBLICATION, USE OF NAME

6.1 LICENSOR shall not use LICENSEE’S name, corporate name, or name of any corporate officer, or affiliates without LICENSEE’S prior written consent. LICENSEE shall not use LICENSOR’S name, or the name of any officer, faculty member, student or employee thereof, without LICENSOR’S prior written consent.

ARTICLE 7. DISCLAIMER OF WARRANTIES, INDEMNIFICATION

7.1 LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS, OR PARTICULAR RESULTS OF THE RESEARCH FROM WHICH THE LICENSED TECHNOLOGY OR DERIVATIVES ARE DEVELOPED, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED TECHNOLOGY OR DERIVATIVES. LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES SUFFERED BY LICENSEE OR ANY OTHER PERSON RESULTING FROM THE USE OF LICENSED TECHNOLOGY OR DERIVATIVES, OR ANY PRODUCTS RESULTING THEREFROM.

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7.2 LICENSEE shall protect, defend, indemnify, and hold harmless LICENSOR, and any employees, trustees, members, officers, directors, faculty and students (collectively, the “INDEMNIFIED PERSONS”) from and against any and all liability, claims, demands, lawsuits, losses, damages, costs, or expenses (including attorney’s fees), for which the INDEMNIFIED PERSONS may be alleged to be responsible, or be required to pay arising out of or related to LICENSEE’S performance of this AGREEMENT. LICENSEE shall notify LICENSOR upon learning of the institution or threatened institution of any such liability, claims, demands, lawsuits, losses, damages, costs, and expenses and LICENSOR shall cooperate with LICENSEE in every proper way in the defense or settlement thereof at LICENSEE’S request and expense. LICENSEE shall not be required to indemnify, defend, release, or hold LICENSOR harmless of or from allegations of its own negligence or the failure to perform its obligations under this AGREEMENT .

ARTICLE 8. TERMINATION

8.1 LICENSEE may terminate this AGREEMENT by giving LICENSOR written notice at least 60 days in advance of the effective date of termination selected by LICENSEE.

8.2 LICENSOR may terminate this AGREEMENT if LICENSEE:

8.2.1 Is delinquent on any report or payment and such delinquency continues for 60 days following written notice thereof;

8.2.2 Is in breach of any provision and fails to cure said breach following 30 days written notice;

8.2.3 Provides any knowingly false report; or

8.2.4 LICENSEE fails to pay LUMINESCENCE AMMUNITION ROYALTY PAYMENTS as provided in Section 2.3.

8.3 Termination of this AGREEMENT shall not affect the rights and obligations of the parties accrued prior to termination hereof. The provisions of Article 6 entitled CONFIDENTIALITY, PUBLICATION, USE OF NAME; Article 7, entitled DISCLAIMER OF WARRANTIES, INDEMNIFICATION; and Article 9, entitled ADDITIONAL PROVISIONS, shall survive such termination.

ARTICLE 9. ADDITIONAL PROVISIONS

9.1 No rights hereunder may be assigned by LICENSEE, directly or by merger or other operation of law, without the express written consent of LICENSOR, which consent shall not be unreasonably withheld. Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void. No assignment shall relieve LICENSEE of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

9.2 A waiver by either party of a breach or violation of any provision of this AGREEMENT will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this AGREEMENT.

9.3 Nothing herein shall be deemed to establish a relationship of principal and agent between LICENSOR and LICENSEE, nor any of their agents or employees, nor shall this AGREEMENT be construed as creating any form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party. Nothing in this AGREEMENT, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

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9.4 Notices, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g., Federal Express) and addressed as follows:

If to LICENSOR:

Dr. E. Joseph Savoie

Office of the President

University of Louisiana at Lafayette

104 University Cir.

Lafayette LA 70503

And

Office of Innovation Management

University of Louisiana at Lafayette

P.O. Box 43610

Lafayette, LA 70504-3610

If to LICENSEE:

Fred W. Wagenhals

Ammo Technologies, Inc.

6401 E. Thomas Road, Suite 106

Scottsdale, AZ 85251

9.5 This AGREEMENT and all claims arising out of or relating to this AGREEMENT shall be governed exclusively by the laws of the State of Louisiana, without regard to conflicts of law principles and federal law, as applicable.

9.6 LICENSOR AND LICENSEE shall not discriminate on the basis of race, color, national origin, age, religion, sex, sexual orientation, or disability in admission to, access to, treatment in or employment as required by Title VI and Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act of 1967, Age Discrimination Act of 1975, the Equal Pay Act of 1963, Title IX of the Education Amendments of 1972, Executive Order 11246, Section 503 and 504 of the Rehabilitation Act of 1973, Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974 and the 1990 Americans with Disabilities Act.

9.7 Neither party shall be liable for any failure to perform as required by this AGREEMENT to the extent such failure to perform is due to circumstances reasonably beyond such party’s control, including, without limitation, labor disturbances or labor disputes of any kind, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, failure of utilities, disease, or other such occurrences.

9.8 LICENSEE and LICENSOR shall comply with all laws, regulations, and other legal requirements applicable in coimection with this AGREEMENT, including, but not limited to, any legal requirements applicable to the use of the results of the LICENSED TECHNOLOGY or DERIVATIVES and laws controlling the export of technical data, HYBRID LUMINESCENCE AMMUNITION TECHNOLOGY, and all other export controlled commodities.

9.9 Notwithstanding the definitions set forth in section 1.3, 1.5, 1.6 and any other provision of this AGREEMENT, this AGREEMENT does not in any way affect, apply to, include, or otherwise grant any rights to LICENSEE in connection with any intellectual property or programs other than HYBRID LUMINESCENCE AMMUNITION TECHNOLOGY.

9.10 This AGREEMENT embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This AGREEMENT may not be varied except by a written document signed by duly authorized representatives of both parties.

[Remainder ofpage intentionally left blank. Signature page to follow.]

Signatures Appear on the Following Page

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IN WITNESS WHEREOF, the duly authorized representatives of the parties hereby execute this AGREEMENT as of the date first written above.

WITNESSES:	University of Louisiana at Lafayette

/s/ Dr. E. Joseph Savoie
Dr. E. Joseph Savoie, President

Ammo Technologies, Inc.

/s/ Fred W. Wagenhals
Fred W. Wagenhals, President

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